UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2008

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware	0-18550	61-1146077
(State or other	(Commission file	(IRS Employer
jurisdiction of	number)	Identification No.)
incorporation)

10172 Linn Station Road
Louisville, Kentucky 40223
(Address of principal executive offices)

(502) 426-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

        On September 2, 2008, National City Bank (“NCB”) notified NTS Mortgage Income Fund, Inc. (the “Fund”) that it agrees to extend the maturity date of the mortgage note payable from the two wholly owned subsidiaries of the Fund. The loan is to be extended from August 31, 2008 to August 31, 2009, and will also provide for certain modifications to the terms and conditions of the note.  Although the loan’s maximum outstanding principal balance will remain at $7.5 million, the new interest rate for the note will be equal to the Prime rate plus one percentage point.  In addition to the Fund being a guarantor of the note, NCB will require NTS Guaranty Corporation to guaranty payment of the note. Further, the borrowers will be required to make a $2.5 million principal paydown no later than December 1, 2008.  An additional one-year extension of the note should be available to the borrowers if the outstanding principal is reduced by an amount of no less than $1.0 million at the time of renewal. The undeveloped land at the Fawn Lake Development and a mortgage on 11 acres of commercial land at the Fund’s Joint Venture property in Florida will continue to serve as collateral for the loan.

        The revised note and related documents are being prepared.  Although the Fund expects the documentation to be completed and executed within the next 30 days, there is no assurance that the note will be documented in a manner consistent with the aforementioned terms or at all.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND

By:	Gregory A. Wells
Its:	Chief Financial Officer

Date:	September 4, 2008

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